CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Winland Electronics, Inc. pertaining to the Winland Electronics, Inc. 2008 Equity Incentive Plan, of our report dated March 21, 2008, which appears in the Annual Report on Form 10-K of Winland Electronics, Inc. for the year ended December 31, 2007.

/s/ McGladrey & Pullen, LLP
Minneapolis, Minnesota
September 8, 2008